February 3, 1995


VIA FAX (214) 522-7437

Nick Galanos
2001 Coit Road, Suite #166
Plano, Texas 75075

Re:  President/Angel's Diner Division

Dear Nick:

This letter will confirm the terms of your employment with VICORP Restaurants, Inc. ("VICORP"). Those terms are:

     1. You have been employed into the position of President/Angel's Diner Division.

     2. Your employment commenced on February 1, 1995 and shall continue on an at-will basis indefinitely.

     3. In that position, your duties will be to discharge the duties of the President of the Angel's Diner Division and to perform such duties and services of an executive administrative and managerial nature as shall be specified and designated from time to time by the President of VICORP.

     4.  Your immediate supervisor will be the President of VICORP.

     5.  The compensation package you will receive is:

         A. A bi-weekly base salary of $7,692.31 (representing an annualized base salary of $200,000).

         B. You will be eligible to earn an annual bonus equal to 10% of Angel's Divisional Operating Income. Divisional operating income is defined as dollars of Store Operating Profit minus Division Overhead Expenses. In no event, however, shall your bonus exceed, on a cumulative basis, $2.5 million over the fiscal year period 1995 through 1999.

         C. You will be eligible to participate in VICORP's standard benefits programs, consistent with the terms of those programs, that are offered to other officers of VICORP. You will receive complete information on each of the benefits offered to officers of VICORP at your orientation.

         D. The company will reimburse you for all travel and other business expenses in accordance with VICORP's business expense reimbursement guidelines, except, however, when first-class air travel is available, VICORP agrees to pay for up-grade stickers. Further, VICORP agrees to purchase air pass mileage blocks from American Airlines to help reduce your travel costs.

         E. In the event of your involuntary termination by VICORP, which is not for cause, VICORP agrees that it will pay to you a severance package equal to one year's base salary, plus benefit coverages for up to the earlier of 12 months or until you secure another position which includes benefits coverages.

Hopefully, the above is a correct expression of our understanding of the terms of your employment. To the extent, however, you have additional questions or concerns, please feel free to contact me, so that we can clarify any confusions.

On behalf of VICORP, I am happy that you have chosen to become a member of the VICORP team and look forward to the contributions that you can bring in the development and growth of the Angel's Diner Division.

Sincerely,

/s/ J. Michael Jenkins
    J. Michael Jenkins
    President

                      Acknowledged and agreed to this 3rd day of February, 1995


                      /s/ Nick Galanos
                          Nick Galanos